EXHIBIT 99.4

PURCHASE AGREEMENT

THIS AGREEMENT is dated for reference the 12th day of October, 2004.

BETWEEN:

Peter Forst

3039 Rivoli

Newport Beach, CA 92660

(the “SELLER”)

OF THE FIRST PART

AND:

First Corporation

 a Colorado corporation

15998 SW 13th Street

                        Pembroke Pines, FL 33027

(“BUYER”)

OF SECOND PART

WHEREAS:

A.

The SELLER is the owner of an undivided 100% right, title and interest in and to mineral claims described in this Agreement;

B.

BUYER wishes to acquire a 100% interest in the SELLER’s claims on the terms and subject to the conditions contained in this Agreement;

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties hereto agree as follows:

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1.

DEFINITIONS

1.1

In this Agreement, the following terms will have the meaning set forth below:

(A)

"Exploration and Development" means any and all activities comprising or undertaken in connection with the exploration and development of the Claims, the construction of a mine and mining facilities on or in proximity to the Claims and placing the Claims into commercial production;

(B)

"Claims" means and includes:

(i)

the mining claims in the Red Lake Mining District in the Province of Ontario listed as follows: KRL 1242425 (16 Units) and KRL 1242673; and

(ii)

all rights and appurtenances pertaining to the mining claims listed  above including all water and water rights, rights of way, and easements, both recorded and unrecorded, to which the SELLER is entitled;

(C)

"Claims Expenditures” means all reasonable and necessary monies expended on or in connection with Exploration and Development as determined in accordance with generally accepted accounting principles including, without limiting the generality of the foregoing:

(i)

the cost of entering upon, surveying, prospecting and drilling on the Claims;

(ii)

the cost of any geophysical, geochemical and geological reports or surveys relating to the Claims;

(iii)

all filing and other fees and charges necessary or advisable to keep the Claims in good standing with any regulatory authorities having jurisdiction;

(iv)

all rentals, royalties, taxes (exclusive of all income taxes and mining taxes based on income and which are or may be assessed against any of the parties hereto) and any assessments whatsoever, whether the same constitute charges on the Claims or arise as a result of the operation thereon;

(v)

the cost, including rent and finance charges, of all buildings, machinery, tools, appliances and equipment and related capital items that may be erected, installed and used from time to time in connection with Exploration and Development;

(vi)

the cost of construction and maintenance of camps required for Exploration and Development;

(vii)

the cost of transporting persons, supplies, machinery and equipment in connection with Exploration and Development;

(viii)

all wages and salaries of persons engaged in Exploration and Development and any assessments or levies made under the authority of any regulatory body having jurisdiction with respect to such persons or supplying food, lodging and other reasonable needs for such persons;

(ix)

all costs of consulting and other engineering services including report preparation;

(x)

the cost of compliance with all statutes, orders and regulations respecting environmental reclamation, restoration and other like work required as a result of conducting Exploration and Development; and

(xi)

all costs of searching for, digging, working, sampling, transporting, mining and procuring diamonds, other minerals, ores, and metals from and out of the Claims;

THE PURCHASE

1.1

SELLER hereby grants to BUYER an undivided 100% right, title and interest in and to the Claims for total consideration consisting of cash payments to the SELLER totalling $17,500 and the issuance to SELLER of five million (5,000,000) shares of the common stock of BUYER. These shares shall bear a legend and will be subject to restrictions as to their saleability.

(A)

upon execution of this Agreement, the payment to the SELLER of the sum of $15,000.

(B)

upon delivery of the Geological Report in a form acceptable to BUYER, the payment to the SELLER of the sum of $2,500;

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(C)

the agreement by BUYER to make Claims Expenditures in the amount of $12,800 Cdn (approximately US$10,000) on or before May 5, 2005.

(D)

BUYER agrees to elect SELLER to its Board of Directors and upon election be named President and CEO of BUYER

SELLER will cause the geological report on the Claims (the “Geological Report”) to be changed by Coast Mountain Geological Ltd. to address First Corporation.

1.1

Upon making the cash payments and issuance of shares as specified in Paragraph 1.2, BUYER shall have acquired an undivided 100% right, title and interest in and to the Claims.

2

TRANSFER OF TITLE

0.1

Upon execution of this Agreement, BUYER shall be entitled to take any steps necessary to record this Agreement against title to the Claims.

0.2

Upon making the cash payments and share issuance as specified in Paragraph 1.2 SELLER shall deliver to BUYER a duly executed document of transfer as required, in the opinion of  BUYER's lawyers, for the transfer of an undivided 100% interest in the Claims to BUYER.

1

COVENANTS OF BUYER

1.1

BUYER covenants and agrees that:

BUYER shall indemnify and save the SELLER harmless of and from any and all costs, claims, loss and damages whatsoever incidental to or arising out of any work or operations carried out by or on behalf of BUYER on the Claims, including any liability of an environmental nature.

2

REPRESENTATIONS AND WARRANTIES

2.1

SELLER hereby represents and warrants that:

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(A)

the Claim is in good standing with all regulatory authorities having jurisdictions and all required claim maintenance payments have been made;

(B)

he has not done anything whereby the mineral claims comprising the Claims may be in any way encumbered;

(C)

he has the authority to enter into this Agreement and the entering into of this Agreement does not conflict with any applicable laws or any contract or other commitment to which he is party including assignment of the transfer documents executed by Ruza Resources Ltd. the original staker of the claims.

A.1

BUYER hereby represents and warrants that:

(A)

it has full corporate power and authority to enter into this Agreement and the entering into of this Agreement does not conflict with any applicable laws or with its charter documents or any contract or other commitment to which it is party; and

(B)

the execution of this Agreement and the performance of its terms have been duly authorised by all necessary corporate actions including the resolution of its Board of Directors.

2

ASSIGNMENT

BUYER has the right to assign all or any part of its interest in this Agreement and or in the Claims, subject to the terms and conditions of this Agreement.  It shall be a condition precedent to any such assignment that the assignee of the interest being transferred agrees to be bound by the terms of this Agreement, insofar as they are applicable.

3

CONFIDENTIALITY OF INFORMATION

Each of BUYER and the SELLER shall treat all data, reports, records and other information of any nature whatsoever relating to this Agreement and the Claims as confidential, except where such information must be disclosed for public disclosure requirements of a public company.

4

FORCE  MAJEURE

The time for performance of any act or making any payment or any expenditure required under

109

this Agreement shall be extended by the period of any delay or inability to perform due to fire, strikes, labor disturbances, riots, civil commotion, wars, acts of God, any present or future law or governmental regulation, any shortages of labor, equipment or materials, or any other cause not reasonably within the control of the party in default, other than lack of finances.

5

REGULATORY APPROVAL

If this Agreement is subject to the prior approval of any securities regulatory bodies, then the parties shall use their best efforts to obtain such regulatory approvals.

6

GENERAL TERMS AND CONDITIONS

6.1

The parties hereto hereby covenant and agree that they will execute such further agreements, conveyances and assurances as may be requisite, or which counsel for the parties may deem necessary to effectually carry out the intent of this Agreement.

6.2

This Agreement shall constitute the entire agreement between the parties with respect to the Claims.  No representations or inducements have been made save as herein set forth.  No changes, alterations or modifications of this Agreement shall be binding upon either party until and unless a memorandum in writing to such effect shall have been signed by all parties hereto.  This Agreement shall supersede all previous written, oral or implied understandings between the parties with respect to the matters covered hereby.

6.3

Time shall be of the essence of this Agreement.

6.4

The titles to the sections in this Agreement shall not be deemed to form part of this Agreement but shall be regarded as having been used for convenience of reference only.

6.5

Unless otherwise noted, all currency references contained in this Agreement shall be deemed to be references to United States funds.

6.6

Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision shall be prohibited by or be invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

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6.7

The Schedules to this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein.

6.8

Defined terms contained in this Agreement shall have the same meanings where used in the Schedules.

6.9

This Agreement shall be governed by and interpreted in accordance with the laws of the State of Colorado and the laws of Canada applicable therein.

6.10

This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns.

WITNESS WHEREOF this Agreement has been executed by the parties hereto as of the day and year BUYER above written.

s/s Peter Forst

     Peter Forst

FIRST CORPORATION

s/s Sheryl Cousineau

     Sheryl Cousineau, President and Secretary